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                         [Burr & Forman LLP Letterhead]

                                                                     EXHIBIT 5.1

JACK P. STEPHENSON
DIRECT DIAL (205) 458-5201
E-MAIL: JSTEPHEN@BURR.COM


                                 April 4, 2001


Board of Directors
ProAssurance Corporation

         Re: Registration Statement on Form S-4 (File No. 333-49378) relating to 34,751,435 shares of common stock of ProAssurance Corporation (the "Registration Statement")


Gentlemen:

         As counsel to ProAssurance Corporation ("ProAssurance"), we have been requested to render the following opinion to you in connection with ProAssurance's Registration Statement, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by ProAssurance of shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Agreement to Consolidate between Medical Assurance, Inc. and Professionals Group, Inc. dated June 22, 2000, as amended November 1, 2000 (the "Agreement to Consolidate").

         In connection with this opinion, we have reviewed or are familiar with the following: (i) the Agreement to Consolidate; (ii) Amendment No. 2 to the Registration Statement as filed with the Securities and Exchange Commission on April 4, 2001; (iii) a copy of the Certificate of Incorporation and Bylaws of ProAssurance; (iv) Certificate of Good Standing with respect to ProAssurance issued by the Secretary of State of Delaware on March 8, 2001; and (v) resolutions of the Board of Directors of ProAssurance adopted by unanimous consent on March 30, 2001. In addition, we have considered such matters of law as we have deemed appropriate as a basis for our opinion set forth below.

         In rendering the opinion set forth herein, we have relied upon, and assumed the accuracy of these certificates and other statements, documents, records, and papers with respect to the factual matters set forth herein, and we assume the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies in the legal capacity of all natural persons.

         Based on the foregoing, we are the opinion, as of the date hereof:

         1. ProAssurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;




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ProAssurance Corporation
Board of Directors
April 4, 2001
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         2.  The Shares of Common Stock to be issued by ProAssurance pursuant to the Agreement to Consolidate have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable.

         The law covered by the opinions expressed herein is limited to the Federal laws of the United States and corporate laws of State of Delaware.

         This letter may be relied upon by you only in connection with the offering of common stock contemplated by the Agreement to Consolidate and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with the regulatory requirements of response to court order, without in each instance, our prior written consent.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this opinion and our firm under the section captioned "Opinions" in the joint proxy statement and prospectus included therein.

                                       Very truly yours,



                                       /s/ Burr & Forman LLP